Exhibit 99.1

Harbor Custom Development, Inc. Increases

Footprint in Sacramento Metro Housing Market

Gig Harbor, Washington, January 26, 2021 (GLOBE NEWSWIRE) –– Harbor Custom Development, Inc. (“Harbor,” “Harbor Custom Homes®,” or the “Company”), (NASDAQ: HCDI), an innovative and market leading real estate company involved in all aspects of the land development cycle, today announced that it has contracted to acquire 22 developed lots in Rocklin, California for $3,944,050.

Located just over 21 miles from downtown Sacramento, the Rocklin subdivision will offer single family homes ranging in size from 2,300 to 2,800 square feet and priced from $700,000 to $850,000. Situated adjacent to Quarry Park (www.quarrypark.com), the adventure park provides home buyers access to a variety of outdoor recreational activities. Harbor Custom Homes® anticipates commencing construction of the four and five bedroom homes in the second quarter of 2021.

“Adding the Rocklin 22 lot subdivision to our portfolio of Sacramento properties is a logical move and will follow shortly after closing our acquisition of the Darkhorse Golf Community lots in Auburn, California. Urban flight from the Bay Area and Silicon Valley to the less populated bedroom communities like Rocklin provides for a steady stream of buyers looking for larger housing accommodations that provide office space, exercise areas, and immediate access to outdoor recreational activities,” stated Sterling Griffin, President and CEO of Harbor Custom Homes.

About Harbor Custom Development, Inc.

Harbor Custom Development, Inc. is a real estate development company involved in all aspects of the land development cycle including land acquisition, entitlements, construction of project infrastructure, home building, marketing, sales, and management of various residential projects in Western Washington’s Puget Sound region. Harbor has active or recently sold out residential communities in Gig Harbor, Bremerton, Silverdale, Bainbridge Island, and Allyn in the state of Washington. Harbor Custom Development’s business strategy is to acquire and develop land strategically, based on an understanding of population growth patterns, entitlement restrictions, infrastructure development, and geo-economic forces. Harbor focuses on real estate within target markets with convenient access to metropolitan areas that are generally characterized by diverse economic and employment bases and increasing populations. For more information on Harbor Custom Development, Inc., please visit www.harborcustomdev.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations

Hanover International

IR@harborcustomdev.com
866-744-0974